Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 1, 2019, the prospectus supplement dated August 1, 2019, the prospectus supplement addendum dated February 18, 2021 and the underlying supplement dated August 1, 2019 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY

Free writing prospectus dated January 3, 2022 (to the Prospectus dated August 1, 2019, the Prospectus Supplement dated August 1, 2019, the Prospectus Supplement Addendum dated February 18, 2021 and the Underlying Supplement dated August 1, 2019)	Filed Pursuant to Rule 433 Registration Statement No. 333-232144

Barclays Bank PLC – PLUS Based on the Value of the S&P 500® Index due May 3, 2023

This document provides a summary of the terms of the PLUS. Investors must carefully review the accompanying pricing supplement, the prospectus, prospectus supplement, prospectus supplement addendum and underlying supplement, as well as the “Risk Factors” on the following page, prior to making an investment decision.

Summary Terms	PLUS Payoff Diagram*

Issuer:	Barclays Bank PLC
Underlier:	S&P 500® Index (Bloomberg ticker symbol “SPX<Index>”)
Pricing date:	January 14, 2022
Original issue date:	January 20, 2022
Valuation date:	April 28, 2023
Maturity date:	May 3, 2023
Payment at maturity:

You will receive on the maturity date a cash payment per PLUS determined as follows:

•         If the final underlier value is greater than the initial underlier value:

the lesser of (a) $10 + leveraged upside payment and (b) maximum payment at maturity

•         If the final underlier value is less than or equal to the initial underlier value:

$10 × underlier performance factor

This amount will be less than or equal to the stated principal amount of $10 and could be zero. Investors may lose their entire initial investment in the PLUS.

Maximum payment at maturity:	At least $11.265 per PLUS (at least 112.65% of the stated principal amount) (to be determined on the pricing date)
Leveraged upside payment:	$10 × leverage factor × underlier return
Leverage factor:	300%
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Underlier performance factor:	final underlier value / initial underlier value
Initial underlier value:	The closing level of the underlier on the pricing date
Final underlier value:	The closing level of the underlier on the valuation date
CUSIP / ISIN:	06748A598 / US06748A5983
Additional terms	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the accompanying pricing supplement.
Pricing Supplement	http://www.sec.gov/Archives/edgar/data/312070/ 000095010322000024/dp164578_424b2-4387ms.htm

Payment on the PLUS is not guaranteed by any third party and is subject to the creditworthiness of Barclays Bank PLC and the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

Hypothetical Payment at Maturity*
Underlier Return	Payment at Maturity	Total Return on PLUS
50.00%	$11.265	12.65%
40.00%	$11.265	12.65%
30.00%	$11.265	12.65%
20.00%	$11.265	12.65%
10.00%	$11.265	12.65%
5.00%	$11.265	12.65%
4.22%	$11.265	12.65%
2.50%	$10.750	7.50%
1.00%	$10.300	3.00%
0.00%	$10.000	0.00%
-10.00%	$9.000	-10.00%
-20.00%	$8.000	-20.00%
-30.00%	$7.000	-30.00%
-40.00%	$6.000	-40.00%
-50.00%	$5.000	-50.00%
-60.00%	$4.000	-60.00%
-70.00%	$3.000	-70.00%
-80.00%	$2.000	-80.00%
-90.00%	$1.000	-90.00%
-100.00%	$0.000	-100.00%
* The graph and table above assume a hypothetical maximum payment at maturity of $11.265 per PLUS (112.65% of the stated principal amount) and reflect the leverage factor of 300%. The actual maximum payment at maturity will be determined on the pricing date.

Our estimated value of the PLUS on the pricing date, based on our internal pricing models, is expected to be between $9.481 and $9.681 per PLUS. The estimated value is expected to be less than the initial issue price of the PLUS. See “Additional Information Regarding Our Estimated Value of the PLUS” in the accompanying pricing supplement.

U.K. Bail-in Power Acknowledgment:

Notwithstanding and to the exclusion of any other term of the PLUS or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the PLUS, by acquiring the PLUS, each holder and beneficial owner of the PLUS acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

The Underlier

For more information about the underlier, including historical performance information, see the accompanying pricing supplement.

Risk Factors

An investment in the PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS. Some of the risks that apply to an investment in the PLUS are summarized below, but we urge you to read the more detailed explanation of risks relating to the PLUS generally in the “Risk Factors” sections in the accompanying pricing supplement and the prospectus supplement. You should not purchase the PLUS unless you understand and can bear the risks of investing in the PLUS.

Risks Relating to the PLUS Generally

•	The PLUS do not pay interest or guarantee the return of any principal.

•	The appreciation potential of the PLUS is limited by the maximum payment at maturity.

•	Any payment on the PLUS will be determined based on the closing levels of the underlier on the dates specified.

•	Investing in the PLUS is not equivalent to investing in the underlier or the securities composing the underlier.

•	The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

Risks Relating to the Issuer

•	Any payments on the PLUS are subject to issuer credit risk.

•	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority.

Risks Relating to the Underlier

•	Adjustments to the underlier could adversely affect the value of the PLUS.

•	Governmental legislative or regulatory actions, such as sanctions, could adversely affect your investment in the PLUS.

Risks Relating to Conflicts of Interest

•	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the PLUS.

•	We and our affiliates, and any dealer participating in the distribution of the PLUS, may engage in various activities or make determinations that could materially affect your PLUS in various ways and create conflicts of interest.

Risks Relating to the Estimated Value of the PLUS and the Secondary Market

•	The PLUS will not be listed on any securities exchange, and secondary trading may be limited.

•	The market price of the PLUS will be influenced by many unpredictable factors.

•	The estimated value of your PLUS is expected to be lower than the initial issue price of your PLUS.

•	The estimated value of your PLUS might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market.

•	The estimated value of the PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.

•	The estimated value of your PLUS is not a prediction of the prices at which you may sell your PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your PLUS and may be lower than the estimated value of your PLUS.

•	The temporary price at which we may initially buy the PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your PLUS.

Tax Considerations

You should review carefully the section entitled “Additional Information about the PLUS—Tax considerations” in the accompanying pricing supplement.

In the event that any of the terms set forth or defined in this document conflict with the terms or defined terms set forth in the accompanying pricing supplement, the terms or defined terms set forth in the accompanying pricing supplement will control.